================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         Regeneron Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         Regeneron Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: April 30, 1998

================================================================================

--------------------------------------------------------------------------------
Regeneron Pharmaceuticals, Inc.
                           Proxy
                              Statement
--------------------------------------------------------------------------------


NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS


TO BE HELD ON JUNE 12, 1998




Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road
Tarrytown, New York  10591-6707



Dear Shareholders:

The Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (the "Company") will be held at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591 at 10:30 am., Eastern Daylight Savings Time, on Friday, June 12, 1998.

The purposes of the meeting are:

o To elect three Directors to hold office for a three-year term as Class I directors, and until their successors are duly elected and qualified;

o To approve the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company's fiscal year ending December 31, 1998; and

o To act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please complete, sign, and date the accompanying proxy and return it promptly in the enclosed prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

By Order of the Board of Directors,




Paul Lubetkin
Secretary
Tarrytown, New York
May 12, 1998

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591



                                           May 12, 1998



Dear Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on Friday, June 12, 1998 at 10:30 a.m. at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

         Whether or not you plan to attend the Annual Meeting, please mark, sign, and date the accompanying proxy and return it promptly in the enclosed prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.



                                           Sincerely,



                                           P. Roy Vagelos, M.D.
                                           Chairman of the Board of Directors

Proxy Statement
1998 Annual Meeting of Shareholders
of Regeneron Pharmaceuticals, Inc.
--------------------------------------------------------------------------------

Proxy Solicitation

This Proxy Statement is furnished to the shareholders of Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the solicitation by its Board of Directors from holders of the Company's Common Stock (the "Common Stock") and Class A Common Stock (the "Class A Stock") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, June 12, 1998 at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company's executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

This Proxy Statement and form of proxy are first being mailed to shareholders of the Company on or about May 12, 1998. All proxies duly executed and received prior to or at the Annual Meeting, and not revoked, will be voted on all matters presented at the meeting in accordance with the instructions indicated on such proxies. In the absence of instructions, proxies so received will be voted (1) FOR the named nominees to the Company's Board of Directors and (2) FOR the approval of the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company's fiscal year ending December 31, 1998. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

The persons named as proxies in the enclosed form of proxy, Leonard S. Schleifer and Paul Lubetkin, were selected by the Board of Directors of the Company and are officers of the Company.

Record Date & Voting at the Annual Meeting

The Board of Directors of the Company has fixed the close of business on April 17, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Common Stock and Class A Stock on the record date will be entitled to notice of, and to vote at, the Annual Meeting. As of April 17, 1998, 27,092,480 shares of Common Stock and 3,899,874 shares of Class A Stock were outstanding. The Common Stock and the Class A Stock vote together on all matters as a single class, with the Common Stock being entitled to one vote per share and the Class A Stock being entitled to ten votes per share. No other voting securities of the Company were outstanding on the record date. The holders of a majority of the shares issued and outstanding attending personally or by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors will be determined by a plurality of the votes cast in person or by proxy at the Annual Meeting. All other matters presented to shareholders will be determined by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Under applicable New York law, in determining whether any proposal has received the requisite number of affirmative votes and tabulating the votes for directors, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

Annual Report

The Company's Annual Report to Shareholders for the year ended December 31, 1997 is being furnished herewith to shareholders of record on or about May 12, 1998. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material. The Company has also filed with the Securities and Exchange Commission a report on Form 10-K for the year ending December 31, 1997, a copy of which will be furnished (except for exhibits) without charge to any shareholder upon written request addressed to the Investor Relations Department of the Company at the address shown above.

--------------------------------------------------------------------------------
Security Ownership of Management


The following table sets forth, as of April 17, 1998, the number of shares of the Company's Common Stock and Class A Stock beneficially owned by each of its directors or nominees for directors, and all directors and executive officers as a group, and the percentage that such shares represent of the total combined number of outstanding Common Stock and Class A Stock, based upon information obtained from such persons.

Management and Directors Stock Ownership Table as of April 30, 1998


                                                                                                   Percentage
                                                                                                       of
                                                                                                  Common Stock
                                         Number of Shares             Number of Shares           & Class A Stock
                                         of Class A Stock             of Common Stock              Beneficially
                                        Beneficially Owned           Beneficially Owned               Owned
Name of Beneficial Owner                        (1)                          (1)                       (2)
-----------------------------------------------------------------------------------------------------------------
Leonard S. Schleifer, M.D., Ph.D.         1,769,340(3)                   258,000(8)                   6.5%
P. Roy Vagelos, M.D.                              0                      841,001(9)                   2.7%
Charles A. Baker                             62,384(4)                    40,591(10)                     *
Michael S. Brown, M.D.                       60,750                       85,001(11)                     *
Alfred G. Gilman, M.D.,Ph.D.                124,912                       89,701(12)                     *
Joseph L. Goldstein, M.D.                    52,000                       66,668(11)                     *
Fred A. Middleton c/o
 Sanderling Ventures                         81,997(5)                    58,019(10)                     *
Eric M. Shooter, Ph.D.                       92,911                       85,001(11)                     *
George L. Sing                                    0                       92,221(10)                     *
Murray A. Goldberg                                0                       42,700(13)                     *
Paul Lubetkin                                40,912(6)                    53,600(14)                     *
George D. Yancopoulos, M.D., Ph.D.           42,750(7)                   229,950(11)                     *
Randall R. Rupp                                   0                       66,100(11)                     *

All Directors and Executive Officers      2,379,530                    2,166,064                       13.75%
   as a Group (20 persons)


-------------------------------
*  Represents less than 1%

(1) The inclusion herein of any Class A Stock or Common Stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed

(2) Number of shares outstanding includes 30,992,354 shares outstanding as of April 17, 1998 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days after April 17, 1998.

(3) Includes 52,550 shares of Class A Stock held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 33,000 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(4) Excludes shares owned by Sanderling Ventures, of which Mr. Baker is a special limited partner.

(5) Fred A. Middleton, a Director of the Company, is a General Partner of Sanderling Ventures, and the beneficial owner of the shares. Sanderling Ventures consists of several entities: Sanderling Venture Partners II, L.P., Sanderling Ventures Limited, L.P., and Sanderling Biomedical, L.P. Also includes 16,018 shares of Common Stock held directly by Mr. Middleton and 2,000 shares of Common Stock held in trust for the benefit of Mr. Middleton's children, of which Mr. Middleton disclaims beneficial ownership.

(6) Includes 4,800 shares of Class A Stock held in trust for the benefit of Mr. Lubetkin's son and excludes 7,500 shares held by Mr. Lubetkin's wife. Mr. Lubetkin disclaims beneficial ownership of all such shares.

(7) Includes 19,383 shares of Class A Stock held in trust for the benefit of Dr. Yancopoulos's children and excludes 7,500 shares held by Dr. Yancopoulos's wife. Dr. Yancopoulos disclaims beneficial ownership of all such shares.

(8) Includes 208,000 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

(9) Includes 600,000 shares of restricted Common Stock purchased by Dr. Vagelos in January 1995 pursuant to an agreement with the Company that provides, among other things, that such restricted shares are not transferable, with such restriction lapsing ratably over a five year period. Also includes 191,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

(10) Includes 40,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

(11) All shares of Common Stock beneficially owned represents shares of Common Stock purchasable upon the exercise of options granted pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

(12) Includes 85,001 of Common Stock purchasable upon the exercise of options granted pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

(13) Includes 41,000 shares of Common Stock purchasable upon the exercise of options pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998, and 300 shares held jointly as custodian for Mr. Goldberg's children, of which Mr. Goldberg disclaims beneficial ownership.

(14) Includes 52,600 shares of Common Stock purchasable upon the exercise of options pursuant to the Long-Term Incentive Plan which are exercisable or become so within sixty days from April 17, 1998.

Security Ownership of Certain Beneficial Owners as of April 17, 1998

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Class A Stock.

                                                                                               Percentage of
                                                                      Number of Shares        Shares of Common
                                             Number of Shares of       of Common Stock       Stock and Class A
                                                Class A Stock           Beneficially         Stock Beneficially
  Name and Address of Beneficial Owner        Beneficially Owned            Owned                  Owned
----------------------------------------------------------------------------------------------------------------
 Leonard S. Schleifer, M.D., Ph.D.               1,769,340 (1)             258,000                6.5% (2)
    777 Old Saw Mill River Road
    Tarrytown, New York  10591

 Amgen Inc.                                        788,766               3,650,000               14.3% (3)
    1840 DeHavilland Drive
    Thousand Oaks, California 91320

 Procter & Gamble Pharmaceuticals, Inc.                  0               5,150,000               16.6% (4)
    Blue Ash Office Center
    10200 Alliance Road
    Cincinnati, OH.  45242

----------------------------

(1) Includes 52,550 shares of Class A Stock held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 33,000 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(2) Number of shares deemed outstanding includes 30,992,354 shares outstanding as of April 17,1998 plus 208,000 shares subject to options held by Dr. Schleifer that are currently exercisable or exercisable within sixty days after April 17, 1998.

(3) Number of shares deemed outstanding includes 30,992,354 shares outstanding as of April 17, 1998, and does not include a warrant held by Amgen to purchase 700,000 shares of Common Stock.

(4) Number of shares deemed outstanding includes 30,992,354 shares outstanding as of April 17, 1998, and does not include a warrant held by Procter & Gamble to purchase 1,450,000 shares of Common Stock.


--------------------------------------------------------------------------------
ELECTION OF DIRECTORS

Nominees

The Board of Directors is divided into three classes, denominated Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the 1998 Annual Meeting, three Class II Directors, whose terms expire at the 1999 Annual Meeting, and three Class III Directors, whose terms expire at the 2000 Annual Meeting (in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

At each annual meeting of shareholders, the successors to directors whose terms expire shall be elected to serve from the time of election and qualification until the third annual meeting following their election and until a successor has been duly elected and qualified. All of the nominees for Class I Directors are currently Class I Directors of the Company. All of these nominees have indicated a willingness to serve if elected, but if any should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board of Directors.

The following table contains information, as of April 17, 1998, with respect to the persons who serve on the Board, including the persons who have been nominated to serve a three-year term as directors.

                                                                                               Served as a
                                                                                                 Director         Class
  Name                                        Age          Position with the Company              Since          of Dir.
  ----                                        ---          -------------------------              -----          -------
  P. Roy Vagelos, M.D.  (1)(3)                68           Chairman of the Board                  1995              II
  Leonard S. Schleifer, M.D., Ph.D.           45           Director, Chief Executive Officer,     1988              I
                                                           and President
  Eric M. Shooter, Ph.D. (1)                  74           Director and Chairman of               1988              I
                                                           Scientific Advisory Board
  Fred A. Middleton (2)                       48           Director                               1990              I
  Joseph L. Goldstein, M.D. (1)               58           Director and Member of Scientific      1991              II
                                                           Advisory Board
  Alfred G. Gilman, M.D., Ph.D. (1)           56           Director and Member of Scientific      1990              II
                                                           Advisory Board
  George L. Sing (2)(3)                       49           Director                               1988              III
  Charles A. Baker (2)(3)                     65           Director                               1989              III
  Michael S. Brown, M.D. (1)                  57           Director and Member of Scientific      1991              III
                                                           Advisory Board

-------------------------------------------

     (1)   Member of the Technology Committee.
     (2)   Member of the Audit Committee.
     (3)   Member of the Compensation Committee.

--------------------------------------------------------------------------------
Background of Nominees for Class I Directors

LEONARD S. SCHLEIFER, M.D., Ph.D., 45, founded Regeneron in 1988 and has been its President and Chief Executive Officer since its inception and served as Chairman of the Board from 1990 through 1994. In 1992, Dr. Schleifer was appointed Clinical Professor of Neurology at the Cornell University Medical School, and from 1984 to 1988 he was Assistant Professor at the Cornell University Medical School in the Departments of Neurology and Neurobiology. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

ERIC M. SHOOTER, Ph.D., 74, a co-founder of the Company, has been a Director of the Company and Chairman of the Scientific Advisory Board since 1988. Dr. Shooter has been a Professor at Stanford University School of Medicine since 1968. He was the founding Chairman of the Department of Neurobiology at Stanford University School of Medicine in 1975 and served as its Chairman until 1987. He is a Fellow of the Royal Society of England, a Fellow of the American Academy of Arts and Sciences, and a Foreign Associate of the Institute of Medicine of the National Academy of Sciences.

FRED A. MIDDLETON, 48, has been a Director of the Company since July 1990. Mr. Middleton also served as the Company's Chief Financial Officer and Treasurer from October 1988 to May 1991. Mr. Middleton is a General Partner of Sanderling Ventures, a venture capital firm he co-founded with Dr. Robert McNeil in December 1987 specializing in early stage biomedical companies. Sanderling Ventures is a shareholder of the Company. See "Security Ownership of Management." Between 1984 and 1987, he was Managing General Partner of Morgan Stanley Ventures and, from 1978 through 1984, was Vice President and Chief Financial Officer of Genentech, Inc., and President, Genentech Development Corporation. He is also a member of the Board of Directors of Vical, Inc. and Chairman of the Board of Directors of Depotech Corporation.

--------------------------------------------------------------------------------
Background of Directors Whose Terms are Continuing

--------------------------------------------------------------------------------
Directors Whose Terms Expire at the 1999 Annual Meeting (Class II)

ALFRED G. GILMAN, M.D., Ph.D., 56, a co-founder of the Company, has been a Director of the Company since July 1990 and a member of the Scientific Advisory Board since 1988. Dr. Gilman has been the Raymond and Ellen Willie Professor of Molecular Neuropharmacology and Chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center at Dallas since 1981 and was named a Regental Professor in 1995. Dr. Gilman is a member of the National Academy of Sciences. He is the Consulting Editor of "Goodman and Gilman's The Pharmacological Basis of Therapeutics," the leading medical pharmacology textbook. Dr. Gilman received the Nobel Prize for Physiology or Medicine in 1994. Dr. Gilman is a member of the Board of Directors of Eli Lilly & Company.

JOSEPH L. GOLDSTEIN, M.D., 58, has been a Director of the Company since June 1991 and a Member of the Company's Scientific Advisory Board since January 1988. Dr. Goldstein has been the Professor of Medicine and Genetics and Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas for more than five years. Dr. Goldstein is a member of the National Academy of Sciences. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985.

P. ROY VAGELOS, M.D., 68, has been a Director of the Company, Chairman of the Board, and member of the Scientific Advisory Board since January 1995. Dr. Vagelos was Chairman of the Board and Chief Executive Officer of Merck & Co., Inc. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chairman in 1986. Dr. Vagelos retired from all positions with Merck in 1994. He is also currently Chairman of the Board of Trustees of the University of Pennsylvania and a member of the Board of Directors of PepsiCo, Inc., McDonnell Douglas Corporation, The Prudential Insurance Company of America, and Estee Lauder Companies.

--------------------------------------------------------------------------------
Directors Whose Terms Expire at the 2000 Annual Meeting (Class III)

CHARLES A. BAKER, 65, has been a Director of the Company since February 1989. Since December 1989, he has been the Chairman, President, and Chief Executive Officer of The Liposome Company, Inc., a publicly held company. During his career, Mr. Baker served in senior management capacities in various pharmaceutical companies, including the positions of Group Vice President, Squibb Corporation (now Bristol-Myers Squibb) and President, Squibb International. He also held various senior executive positions at Abbott Laboratories and Pfizer, Inc. Mr. Baker is a special limited partner in Sanderling Ventures, which is a shareholder of the Company. See "Security Ownership of Management."

MICHAEL S. BROWN, M.D., 57, has been a Director of the Company since June 1991 and a Member of the Company's Scientific Advisory Board since January 1988. Dr. Brown is Professor of Medicine and Genetics and the Director of the Center for Genetic Diseases at The University of Texas Southwestern Medical Center at Dallas. He is a member of the National Academy of Sciences. He is a Director of Pfizer, Inc. His scientific contributions in cholesterol and lipid metabolism were made in collaboration with Dr. Joseph L. Goldstein. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985.

GEORGE L. SING, 49, has been a Director of the Company since January 1988. From February 1990 until February 14, 1991, Mr. Sing served as a consultant to Merrill Lynch Venture Capital Inc. with respect to the Company. From 1982 to February 1990, Mr. Sing was a Vice President and member of the Board of Directors of Merrill Lynch Venture Capital, Inc., a venture capital firm, which was the management company for ML Venture Partners II, L.P., a shareholder of the Company. Since 1987, Mr. Sing has been a limited partner of MLVPII Co., L.P., a general partner of ML Venture Partners II, L.P. Since 1993, Mr. Sing has been a general partner of Zitan Partners, an investment and advisory firm.

Board Committees

The Company's Board of Directors has an Audit Committee of which Messrs. Baker, Middleton, and Sing are members. The Audit Committee is responsible for reviewing the Company's financial results, the scope and results of audits, and the evaluation of the Company's system of internal controls. It also recommends the appointment of independent accountants. The Audit Committee is comprised of directors who are not officers or employees of Regeneron.

The Board of Directors has a Compensation Committee of which Dr. Vagelos and Messrs. Baker and Sing are members. The Compensation Committee has responsibility for administering and approving cash compensation of all corporate officers and of other employees of the Company, and for the administration of the Company's Executive Stock Purchase Plan and Long-Term Incentive Plan. Members of this committee are directors who are not officers or employees of Regeneron.

The Board of Directors also has a Technology Committee of which Drs. Brown, Gilman, Goldstein, Shooter, and Vagelos are members. The Technology Committee has the responsibility for reviewing the Company's scientific and medical programs and policies. The Technology Committee members are also members of the Regeneron Scientific Advisory Board and are not officers or employees of the Company.

During the last fiscal year, the Board of Directors held seven meetings, the Audit Committee held two meetings, the Compensation Committee held five meetings, and the Technology Committee held five meetings. No director attended fewer than 75 percent of the number of Board of Directors meetings and meetings of committees on which he served.


-----------------------------------------------------------------
Compensation of Directors

Non-employee directors receive an annual retainer of $5,000 and a payment of $2,000 for each Board meeting attended in person. No additional retainer is paid for committee service. Directors who are not employees are reimbursed for their actual expenses relating to their attendance at Board of Directors meetings. For his service as Chairman of the Board, Dr. Vagelos receives an additional $70,000. In accordance with an agreement dated as of January 8, 1995 between Dr. Vagelos and the Company, Dr. Vagelos purchased 600,000 restricted shares of Common Stock ("Restricted Shares") for $300,000. He also received an option to purchase up to 285,000 shares of the Company's Common Stock. The Restricted Shares are nontransferable, with such restriction lapsing ratably over a five year period. The stock options entitle Dr. Vagelos to purchase an equal number of shares of Common Stock at the fair market value of the Common Stock as of the date of grant, or $3.50 per share.

Pursuant to the Company's Long-Term Incentive Plan, each member of the Board of Directors who is not at the time of grant an employee of the Company or any subsidiary of the Company (an "Outside Director") receives an automatic grant of an option to purchase 10,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. The grant occurs on March 1 of each year prior to the termination of the Long-Term Incentive Plan. An option so granted is exercisable as to one-third of the shares on the anniversary of the date of grant on each of the three subsequent calendar years, and will expire ten years following the date of grant. If prior to the option's expiration or exercise the grantee ceases to be a voting member of the Board of Directors, then the portion of the option that at that time is not exercisable will expire and the portion of the option, if any, that is exercisable may be exercised during the three months after the director ceases to be a voting member of the Board of Directors. In 1997, the Company paid Dr. Shooter $60,000 for services provided as Chairman of the Scientific Advisory Board. In addition, the Company paid Drs. Brown, Gilman, Goldstein, and Vagelos $15,000 each as members of the Scientific Advisory Board.

-----------------------------------------------------------------------
Executive Compensation

Set forth below is information concerning the annual and long-term compensation for services performed during each of the last three fiscal years for the Company's Chief Executive Officer and its four other highest-compensated executive officers (the "Named Officers").

Summary Compensation Table

                                                                                                            Long Term
                                                                                                          Compensation
                                                                   Annual Compensation                       Awards
                                                 ------------------------------------------------------------------------
                                                                                              Other          Securities
Name and                                                                                     Annual          Underlying
Principal Position                      Year           Salary             Bonus             Compensation       Options
-------------------------------        -----         ---------          --------           -------------    ------------

Leonard S. Schleifer, M.D., Ph.D.       1997          $415,077           $100,000            $1,670          80,000
  President and Chief                   1996           363,683             60,000             2,790          80,000
  Executive Officer                     1995           347,288             60,000             2,440               0


George D. Yancopoulos, M.D., Ph.D.      1997          $269,448                  0                 0         130,000
  Senior Vice President of Research     1996           195,500                  0                 0               0
  and Chief Scientific Officer          1995           182,546                  0                 0          25,000


Paul Lubetkin                           1997          $196,823                  0                 0          20,000
  Vice President, General               1996           179,615                  0                 0          20,000
  Counsel, and Secretary                1995           169,577                  0                 0               0


Murray A. Goldberg  (1)                 1997          $192,231                  0                 0          25,000
  Vice President, Finance & Adminis-    1996           174,615                  0                 0          30,000
   tration, Treasurer, and Chief        1995           151,288                  0                 0          60,000
   Financial Officer


Randall R. Rupp                         1997          $185,885                  0                 0          20,000
   Vice President, Manufacturing and    1996           169,231                  0                 0          25,000
   Process Science                      1995           149,618                  0                 0               0
-----------------------------------------

  (1) Mr. Goldberg joined the Company in March 1995.



---------------------------------------------------------------------------
Options

All options to purchase Regeneron Common Stock granted to the Named Officers have been granted under the Company's Long-Term Incentive Plan. Set forth below is information about grants of options during 1997 to the Named Officers. No Restricted Share Rights, Stock Appreciation Rights, Incentive Stock Rights, or Incentive Unit Rights have been granted by the Company.

Options Grants in Last Fiscal Year


                                                                                                   Potential Realizable Value
                                                                                                     at Assumed Annual Rates
                                    Number of     Percent of                                            of Stock Price
                                    Securities   Total Options                                         Appreciation for
                                  Underlying     Granted to         Exercise                                Option Term
                                   Options       Employees           Price           Expiration
Name                            Granted (#)(1)    In Fiscal Year   ($/Share)            Date         5%($)        10% ($)
----                            -------------    ---------------   ---------           -----      ----------    ------------

Leonard S. Schleifer, M.D.,          52,630             5.7%        $10.45            2/01/07      264,439         746,849
Ph.D.                                27,370             2.9%         $9.50            2/01/07      163,522         414,397


George D. Yancopoulos, M.D.,         19,723             2.1%         $9.50            2/01/07      117,835         298,617
Ph.D.                                10,277             1.1%         $9.50            2/01/07       61,400         155,599
                                      9,556             1.0%        $10.563           6/03/07       63,473         160,860
                                     90,444             9.7%        $10.563           6/03/07      600,747       1,522,480


Paul Lubetkin                         7,072             0.8%         $9.50            2/01/07       42,252         107,074
                                     12,928             1.4%         $9.50            2/01/07       77,238         195,737


 Murray A. Goldberg                  10,000             1.1%         $9.50            2/01/07       59,745         151,406
                                     15,000             1.6%         $9.50            2/01/07       89,617         227,108


Randall R. Rupp, Ph.D.               17,504             1.9%         $9.50            2/01/07      104,578         265,020
                                      2,496             0.3%         $9.50            2/01/07       14,912          37,791



-------------------

(1) All options granted expire ten years from the date of grant and become exercisable ratably over five years beginning one year from the date of grant.


-------------------------------------------------------------------------------
Aggregated Option Exercise in Last Fiscal Year and Fiscal Year-End Option Values


The following table shows information with respect to the Named Officers concerning options exercised during 1997 and the value of stock options held as of the end of 1997.



                                                                      Number of Securities               Value of Unexercised
                                        Shares                       Underlying Unexercised                  In-the-Money
                                     Acquired on      Value                Options at                         Options at
Name                                 Exercise (#)  Realized ($)       Fiscal Year-End (#)              Fiscal Year-End ($) (1)
-----------------------------------  ------------- -------------  -----------------------------   ------------------------------
                                                                   Exercisable   Unexercisable      Exercisable   Unexercisable
                                                                  -------------  -------------    -------------   -------------

Leonard S. Schleifer, M.D., Ph.D.             0               0        169,000        151,000               0               0

George D. Yancopoulos, M.D., Ph.D.            0               0        194,950        297,300         845,881         650,337

Murray A. Goldberg                       10,000          53,750         18,000         85,000          36,000         108,000

Paul Lubetkin                            15,000         101,875         42,200         76,800         169,425         181,200

Randall R. Rupp                               0               0         54,300         55,200         243,637         157,800


------------------------------------

(1) Based on the closing sales price of the Company's Common Stock on December
31, 1997 reported on the Nasdaq Stock Market of $8.625, less the exercise price.




--------------------------------------------------------------------------------
Employment Agreement

On February 12, 1998, the Company entered into a new employment agreement with Dr. Schleifer providing for his employment with the Company through December 31, 2002. During the term of his employment, the Company will pay Dr. Schleifer a base salary of $410,000 (retroactive to January 1, 1998), with such increases as may be determined by the Compensation Committee and approved by the Board of Directors. Under his employment agreement, Dr. Schleifer may participate in all Company benefit and incentive programs. During his employment term, the Company will maintain life insurance on Dr. Schleifer's life in the amount of $1,000,000 payable to beneficiaries designated by Dr. Schleifer. Also under the employment agreement, the Company has agreed that in the event that Dr. Schleifer's employment is terminated other than for cause (as defined in the agreement) or is terminated by Dr. Schleifer for good reason (as defined in the agreement to include specified acts of constructive termination, as well as the first year following a change in control of the Company) (collectively, an "Involuntary Termination"), the Company will pay Dr. Schleifer his base salary for 15 months, continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance for 18 months, and accelerate certain otherwise unexercisable stock options granted to Dr. Schleifer. Upon an Involuntary Termination within three years after a change in control of the Company or within three months prior thereto, the Company will pay Dr. Schleifer an amount equal to two times his base salary in effect, continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance for 24 months, and accelerate certain otherwise unexecisable stock options granted to Dr. Schleifer. Notwithstanding the foregoing, if payments resulting from the change in ownership as defined in
Section 280G(b)(2) of the Internal Revenue Code exceed certain thresholds, the amounts and benefits provided under the employment agreement will be automatically reduced to an amount that would not subject Dr. Schleifer to the excise tax under Section 4999 of the Internal Revenue Code or the Company to a loss of deductibility under Section 280G.

--------------------------------------------------------------------------------
Compensation Committee
Report on Executive Compensation

The Company's executive compensation program is administered by the Compensation Committee, which is comprised of three non-employee directors. Subject to approval by the Board of Directors, the Compensation Committee is responsible for (among other things) determining the compensation package of each executive officer. The Compensation Committee considers the views and recommendations of other directors, including those of Dr. Schleifer, in making decisions regarding the compensation of the Company's executive officers.

The Company's executive compensation program is designed to promote the achievement of the Company's business objectives and, thereby, to maximize long-term corporate performance and shareholder value. The compensation of the executive officers consists of a combination of base salary, bonuses, and long-term stock-based incentives through the Company's Long-Term Incentive Plan. The Compensation Committee believes it is important for stock incentives to constitute a significant portion of the compensation package in order to help align executive and shareholder interests. In determining the total amount and mixture of the compensation package for each executive officer, including Dr. Schleifer and the other Named Officers, the Compensation Committee and the Board consider numerous factors, the most important of which are (i) the Company's needs and objectives, including attracting, motivating, and retaining key management personnel, (ii) individual performance, including the expected contribution to the Company's objectives of each executive officer, (iii) compensation of persons holding comparable positions, including data obtained from outside studies and proxy materials on the payment of executive officers at comparable companies, as well as the Company's most direct competitors, and (iv) the overall value to each executive of his or her compensation package. No specific numerical weight is given to any of these factors.

The 1997 base salaries of the Named Officers as a group (other than Dr. Schleifer) increased by an average of 17.5 percent over 1996. These increases were made in January 1997 and reflected the Committee's review in late 1996 of individual performance and internal and outside compensation studies of competitive and regional factors.

Dr. Schleifer's 1997 compensation package was based on the same factors as described above for all executive officers pursuant to the Company's executive compensation objectives. In 1997, Dr. Schleifer's base salary increased 14.1 percent over 1996. In addition, the Compensation Committee directed that Dr. Schleifer be paid a bonus of $100,000 in 1997 based on his achievements in 1996. The Compensation Committee considered, among other things, the clinical progress of brain-derived neurotrophic factor and neurotrophin-3 during 1996, the Company's progress in its preclinical programs aimed at diseases and conditions outside of the nervous system, and other significant accomplishments that occurred during 1996, including significant fund-raising activities and the commencement of several important collaborations with corporate partners. These achievements were guided and managed by Dr. Schleifer and the Named Officers.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million to the Chief Executive Officer and the other Named Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Officers have not received compensation over $1 million.

P. Roy Vagelos, M.D., Chairman
Charles A. Baker
George L. Sing




-------------------------------------------------------------------------------
Performance Graph
-------------------------------------------------------------------------------

Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of (i) The Nasdaq Pharmaceutical Stocks Index and (ii) The Nasdaq Stock Market (U.S.) Index for the period from December 31, 1992 through December 31, 1997.


                               [GRAPHIC OMITTED]



                  12/31/92   12/31/93 12/31/94  12/31/95   12/31/96  12/31/97
                 ---------  --------- --------  ---------  --------- --------
                   $100         $129     $25     $106      $130       $72
Regeneron
                    100           89      67      123       123       127
Nasdaq Pharm
                    100          115     112      159       195       240
Nasdaq-US

The above graph assumes $100 investments on December 31, 1992 in the Company's Common Stock, The Nasdaq Pharmaceutical Stocks Index, and The Nasdaq Stock Market (U.S.) Index, with all dividends reinvested.

-------------------------------------------------------------------------------
Officers of the Registrant

All officers of the Company are appointed annually and serve at the pleasure of the Board of Directors. The names, positions, ages, and background of the Company's senior managers who are not nominees for or currently Directors as of April 29, 1996, are set forth below:

GEORGE D. YANCOPOULOS, M.D., Ph.D., 38, has been Senior Vice President, Research since June 1997 and Chief Scientific Officer since January 1998. Dr. Yancopoulos was Vice President, Discovery from January 1992 until June 1997, and was employed by the Company since March 1989 as Senior Staff Scientist, and Head of Discovery from January 1991 to January 1992. From January 1988 to February 1989, he was a Lucille P. Markey Scholar at Columbia University. He received his Ph.D. in Biochemistry and Molecular Biophysics and his M.D. from Columbia University.

JESSE M. CEDARBAUM, M.D., 46, has been Vice President, Clinical Affairs since January 1993, and was Program Director of Clinical Affairs of the Company from July 1990 until December 1992. He was Associate Professor of Neurology and Neuroscience at Cornell University Medical College and director of the Parkinson and Movement Disorders Clinics, New York Hospital and The Burke Rehabilitation Center from 1983 to 1990 and is currently Clinical Associate Professor of Neurology at Mt. Sinai Medical School in New York. Dr. Cedarbaum is a board certified neurologist. Dr. Cedarbaum received his M.D. from the Yale University School of Medicine.

MURRAY A. GOLDBERG, 53, has been Vice President, Finance & Administration, Treasurer, and Chief Financial Officer since March 1995. Prior to joining the Company, Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics, Inc. from February 1991 and a Director of that Company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanamid Company.

HANS-PETER GULER, M.D., 49, has been Vice President, Clinical Sciences since April 1998. From 1994 until joining the Company, Dr. Guler was employed by Chiron Corporation, most recently as Senior Director of Clinical Development. From 1989 to 1994, he was Associate Director of Drug Development in the Pharmaceuticals Divisions of CIBA-GEIGY Corporation.
Dr. Guler received his M.D. from the University of Zurich.

STEVEN L. HOLST, 56, has been Vice President, Quality Assurance and Regulatory Affairs since October 1997. From 1993 until October 1997, Mr. Holst was employed by Novo Nordisk A/S, most recently as Senior Regulatory Officer and Responsible Head of its worldwide Health Care group. From 1990 to 1993, he was Director of Regeneron's regulatory affairs and quality assurance groups.

GAIL M. KEMPLER, Ph.D., 43, has been Vice President, Intellectual Property and Associate General Counsel since January 1995, and was Regeneron's Patent Counsel from December 1991. From May 1986 through November 1991, Dr. Kempler was associated with the intellectual property law firm Kenyon & Kenyon.

PAUL LUBETKIN, 47, has been Vice President, General Counsel, and Secretary since January 1992. From September 1994 through March 1995, Mr. Lubetkin also served as Acting Chief Financial Officer and Treasurer of the Company. From April 1990 to December 1991, he was the General Counsel and Secretary of the Company. From January 1990 until April 1990, Mr. Lubetkin was a partner of the law firm Kelley Drye & Warren and from 1988 to 1990 he was of counsel to Kelley Drye & Warren.

RANDALL G. RUPP, Ph.D., 51, has been Vice President, Manufacturing and Process Science since January 1992, and was Regeneron's Director of Manufacturing from July 1991 until December 1992. From July 1990 to July 1991, Dr. Rupp was Vice President, Research at Biohybrid Technologies, Inc. and from April 1989 to July, 1990 he served as Vice President of Development and Manufacturing at Somatogen Corp. From 1986 to 1989, he served as Vice President of Development and Director of Cell Biology at Invitron Corporation, and from 1985 to 1986, he was Assistant Director, Cell Biology Department, at SmithKline Beckman, Inc. He received his Ph.D. in Biomedical Sciences from the University of Texas, M.D.
Anderson Hospital and Tumor Institution, Houston.

DAVID VALENZUELA, Ph.D., 47, has been Vice President, Genomics and Bioinformatics since January 1998. Dr. Valenzuela joined Regeneron in 1990 and most recently was Senior Director, Genomics and Bioinformatics. He received his Ph.D. in molecular biology from the Albert Einstein College of Medicine, Yeshiva University.

BEVERLY C. DUBS, 43, has been Controller of the Company since March 1989 and Assistant Treasurer of the Company since August 1990. Ms. Dubs was a controller at Tri-County Micro Systems, Inc. from 1983 to 1989 and a senior accountant in the Small Business Section of Deloitte Haskins & Sells from 1980 to 1983.


--------------------------------------------------------------------------------
APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors Unanimously Recommends a Vote FOR the Selection of Coopers & Lybrand L.L.P.

The Board of Directors, at the recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998. This appointment is subject to the approval of the Company's shareholders. Accordingly, the following resolution will be offered at the Annual Meeting:

"RESOLVED, that the appointment, by the Board of Directors of Regeneron Pharmaceuticals, Inc., of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the year ending December 31, 1998 is hereby approved."

Coopers & Lybrand L.L.P. has been the Company's independent accountants for the past nine years and has advised the Company that it will have in attendance at the Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Annual Meeting.

Proxies solicited by Management will be voted "FOR" ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants unless shareholders indicate in their proxies their desire to have their shares voted "AGAINST" such ratification.

-------------------------------------------------------------------------------
Other Matters

The Board of Directors of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Annual Meeting, except those set forth in the accompanying Notice of the Annual Meeting of Shareholders. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy on such matters in accordance with their best judgment.

--------------------------------------------------------------------------------
Shareholder Proposals for 1999
Annual Meeting of Shareholders

A shareholder wishing to present a proposal at the 1999 Annual Meeting of Shareholders must submit the proposal in writing and be received by the Company at its principal executive offices (777 Old Saw Mill River Road, Tarrytown, New York 10591) by January 22, 1999 in order for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

--------------------------------------------------------------------------------
Cost of Solicitation

This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers, and employees of the Company may solicit the return of proxies by telephone, telegram, or personal interviews.

By Order of the Board of Directors,


PAUL LUBETKIN
Secretary
Tarrytown, New York
May 12, 1998